Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "ZENITECH CORPORATION" IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWELFTH DAY OF OCTOBER, A.D. 2009.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "ZENITECH CORPORATION" WAS INCORPORATED ON THE TWENTY-EIGHTH DAY OF JULY, A.D. 2005.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

4007049 8300

090928586

SECRETARY'S OFFICE 1793 DELAWARE 1855

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7578472

DATE: 10-12-09